EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (“Plan of Merger”), dated as of December 29, 2004, by and between O2Diesel Corporation (“O2Diesel”), a Washington corporation and O2Diesel Delaware Corporation, a wholly-owned Delaware subsidiary of the O2Diesel newly-formed solely for the purpose of reincorporating O2Diesel in the Sate of Delaware (“O2Diesel Delaware”).

     O2Diesel owns all of the issued and outstanding shares of capital stock of O2Diesel Delaware. In consideration of the mutual promises, covenants and agreements contained herein, O2Diesel and O2Diesel Delaware, intending to be legally bound, hereby agree as set forth below.

A. The Merger.

     1. At the Effective Time (as defined below), O2Diesel Delaware and O2Diesel shall consummate the Merger pursuant to which (i) O2Diesel shall be merged with and into O2Diesel Delaware (the “Merger”); (ii) O2Diesel Delaware shall be the surviving corporation (the “Surviving Corporation”); and (iii) O2Diesel Delaware shall continue its corporate existence under the laws of the State of Delaware, and the separate existence and corporate organization of O2Diesel with all its rights privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in the Delaware General Corporation Law (“DGCL”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of O2Diesel Delaware and the O2Diesel shall vest in the Surviving Corporation, and all debts, liabilities and duties of O2Diesel Delaware and O2Diesel shall become the debts, liabilities and duties of the Surviving Corporation.

     2. The Certificate of Incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, as amended in paragraph A.4 below and until thereafter amended as provided by law and such Certificate of Incorporation.

     3. The Bylaws of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation or such Bylaws.

     4. The Certificate of Incorporation of the Surviving Corporation is hereby amended as follows:

     FIRST: The name of the corporation is “O2Diesel Corporation”

     5. Subject to applicable law, the directors of O2Diesel Corporation immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of O2Diesel Corporation immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

B. Effective Time. The Merger shall become effective in the State of Washington and State of Delaware at 11:59 p.m. on December 31, 2004 (“Effective Time”).

C. Conversion Of Securities.

     1. Common Stock of O2Diesel and O2Diesel Delaware. At the Effective Time, by virtue of the Merger and without any further action on the part of the Corporations or their shareholders, (i) each share of Common Stock of O2Diesel issued and outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Common Stock of O2Diesel Delaware; and (ii) each share of Common Stock of O2Diesel Delaware issued and outstanding immediately prior thereto shall be canceled and returned to the status of authorized but unissued shares.

     2. Series A Preferred Stock of O2Diesel and O2Diesel Delaware. At the Effective Time, by virtue of the Merger and without any further action on the part of the Corporations or their shareholders, (i) each share of Series A Preferred Stock of O2Diesel issued and outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Series A Preferred Stock of O2Diesel Delaware; and (ii) each share of Series A Preferred Stock of O2Diesel Delaware issued and outstanding immediately prior thereto shall be canceled and returned to the status of authorized but unissued shares.

     3. Series B Preferred Stock of O2Diesel and O2Diesel Delaware. At the Effective Time, by virtue of the Merger and without any further action on the part of the Corporations or their shareholders, (i) each share of Series B Preferred Stock of O2Diesel issued and outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Preferred Stock of O2Diesel Delaware; and (ii) each share of Series B Preferred Stock of O2Diesel Delaware issued and outstanding immediately prior thereto shall be canceled and returned to the status of authorized but unissued shares.

     4. Options of O2Diesel. At the Effective Time, the Surviving Corporation will assume and continue any and all of O2Diesel’s employee benefit plans in effect at the Effective Time with respect to which employee options, rights or accrued benefits are outstanding and unexercised as of such date. Effective at the Effective Time, the Surviving Corporation shall continue in effect all such employee benefit plans upon the same terms and conditions as were in effect immediately prior to the Merger, and shall continue to reserve that number of shares of Common Stock of the Surviving Corporation with respect to each such employee benefit plan as was reserved by O2Diesel prior to the Effective Time with no other changes in the terms and conditions of such options.

D. Further Assurances

     1. O2Diesel and O2Diesel Delaware hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Washington and the State of Delaware and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the Merger.

     2. The Board of Directors and the proper officers of O2Diesel and O2Diesel Delaware, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put in effect any of the provisions of this Plan of Merger.

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     IN WITNESS WHEREOF, O2Diesel Corporation and O2Diesel Delaware Corporation has caused this Plan of Merger to be signed by their authorized officers, this 29th day of December 2004.

O2DIESEL DELAWARE CORPORATION (A Delaware Corporation)

By: /s/ Alan R. Rae

Name: Alan R. Rae Title: President and Chief Executive Officer

O2DIESEL CORPORATION (A Washington Corporation)

By: /s/ David Koontz

Name: David Koontz Title: Secretary and Chief Financial Officer

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